Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Boise Cascade Company:

We consent to the use of our report dated March 7, 2013, except as to Note 18, which is as of April 1, 2013, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boise, Idaho
April 1, 2013